SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(C)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Check the appropriate box:

         /X/      Preliminary Information Statement
         / /      Definitive Information Statement
         / /      Confidential,  for Use of the Commission Only (as permitted by
                  Rule 14c- 5(d)(2))


                           SPINNAKER INDUSTRIES, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


         Payment of filing fee (check the appropriate box):

         /X/      No fee required.
         / /      Fee computed on table below per  Exchange  Act Rules  14c-5(g)
                  and 0-11.
         (1)      Title  of  each  class  of  securities  to  which  transaction applies:


         (2) Aggregate number of securities to which transaction applies:



         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:



         (5)      Total fee paid:



         / /      Fee paid previously with preliminary materials.

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:


         (2)      Form, Schedule or Registration Statement no.:


         (3)      Filing Party:


         (4)      Date Filed:

                        PRELIMINARY INFORMATION STATEMENT
                  SUBJECT TO COMPLETION, DATED DECEMBER 8, 1997


                           SPINNAKER INDUSTRIES, INC.
                               600 N. PEARL STREET
                                   SUITE 2160
                               DALLAS TEXAS 75201
                          ----------------------------

                              INFORMATION STATEMENT
                          ----------------------------

                Pursuant to Regulation 14C Promulgated Under the
                  Securities Exchange Act of 1934, as amended.

         This Information Statement, which is being mailed on or about December __, 1997 to holders of record on December __, 1997, of shares of the Common Stock, no par value (the "Common Stock") and shares of the Class A Common Stock, no par value (the "Class A Common Stock") of Spinnaker Industries, Inc., a Delaware corporation (the "Company"), is being furnished in connection with the proposed adoption of a Certificate of Amendment to the Company's Certificate of Incorporation (the "Amendment") pursuant to the written consent of the holders of a majority of the Company's outstanding shares of Common Stock and Class A Common Stock.

         On December __, 1997, the Board of Directors of the Company approved and recommended that the Company's Certificate of Incorporation be amended to create a "blank check" preferred stock, consisting of 2,000,000 shares of Preferred Stock having the terms set forth in Exhibit A (the "Preferred Stock"). Also on December __, 1997 (the "Record Date") Lynch Manufacturing Corporation ("Lynch"), which is the holder of more than a majority of the issued and outstanding shares of Common Stock and Class A Common Stock (voting together as a class) executed a written Consent to Corporate Action (the "Written Consent") pursuant to which such holder approved the Amendment. The Written Consent has since been filed with the Company. Such approval by the Board of Directors and by the holder of a majority of the issued and outstanding shares of Common Stock and Class A Common Stock (voting together as a class) is sufficient under Delaware law to cause the Amendment to be adopted. The Amendment will become effective upon the filing of the Amendment with the Secretary of the State of Delaware. The Company anticipates such Amendment will be filed with the Secretary of State of Delaware on or about December __, 1997.

         This Information Statement is being provided for informational purposes only. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

OUTSTANDING STOCK AND VOTING RIGHTS

         As of the Record Date, there were 6,684,749 shares of Common Stock issued and outstanding, consisting of 3,347,181 shares of Common Stock, no par value, and 3,337,568 shares of Class A Common Stock, no par value. Each holder of a share of Class A Common Stock is entitled to one vote per share, while each holder of a share of Common Stock is entitled to 1/10 of a vote per share. These two classes of common stock vote together as a class on various matters such as adoption of the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning the beneficial ownership of the capital stock of the Company by each person known to own more than 5%, and by each director, as well as by all directors and executive officers as a group, as of December __, 1997. For the purposes of reporting beneficial ownership, a person is considered the beneficial owner of the shares over which such person holds or shares voting or investment power, including the power to direct the disposition of such shares, or over which such a person can acquire such power within 60 days by, for example,the exercise of stock options or the conversion of securities.

I.       GREATER THAN 5% HOLDERS

                                           Class A Common Stock            Common Stock
                                           --------------------            ------------
                                                  Amount of                  Amount of
Name and Address                         Beneficial       Percent    Beneficial      Percent
of Beneficial Owner                      Ownership        of Class   Ownership       of Class
-------------------                      ---------        --------   ---------       --------

Lynch Manufacturing Corporation(1) . . . 2,259,063(1)       67.7%    2,237,203(1)      66.8%
  100 Douglas Street
  Yankton, S.D. 57078

Boyle, Fleming & Co., Inc.(2) . . . . . .  659,045(2)(3)    18.5%      659,045(2)(3)   18.4%
  600 N. Pearl St., Suite 2160
  Dallas, Texas 75201

-------------------
(1) Mario J. Gabelli, of Corporate Center at Rye, Rye, New York 10580, Chairman of the Board and Chief Executive Officer of Lynch, through LMC, by virtue of his and certain affiliated parties' beneficial ownership of 23.1% of the shares of common stock of Lynch. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the capital stock of the Corporation held by Lynch and LMC. See "Certain Circumstances".

(2) Includes 228,499 shares of Class A Common Stock and Common Stock, respectively, issuable upon exercise of the A Warrant (as defined) (as adjusted for two 3-for-2 stock splits that occurred in December 1994 and December 1995, respectively, and the Stock Split). BF, an investment and management firm, is an affiliate of Richard J. Boyle and Ned N. Fleming, III who each own 50% of the outstanding capital stock of BF. Messrs. Boyle and Fleming may be deemed to share voting and dispositive power over these shares; however, Mr. Fleming and Mr. Boyle specifically disclaim beneficial ownership of such shares. See "Certain Transactions".

(3) Determined in accordance with Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended.


II.  DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP


                                                               Amount of Class A                     Amount of Common
                                                              Common Stock Shares                   Stock Beneficially
                                                                  Beneficially                         Owned (1)(2)
                                                                  ------------                         ------------
                                                                  Owned(1)(2)
                                                                  -----------

                                                      Number                                 Number
NAME                                                  OF Shares                 Percent      of Shares              Percent
----                                                  ---------                 -------      ---------              -------

Richard J. Boyle...................................   659,045(3)                 18.5%       659,517(3)              18.4%

Ned N. Fleming, III................................   659,045(3)                 18.5%       659,045(3)              18.4%

Philip Wm. Colburn.................................   10,000(4)                    *         10,000(4)                 *

Robert E. Dolan....................................   1,225                        *         1,225                     *

Anthonie C. van Ekris..............................   10,000(4)                    *         10,000(4)                 *

Joseph P. Rhein....................................   12,250(4)                    *         12,250(4)                 *

Frank E. Grzelecki.................................            --                 --          5,000(5)                 *

All Directors and Officers of the
   Corporation as a group (twelve
   persons, including those named
   above)..........................................   692,520(3)                 19.3%       697,992                 19.3%

-------------------------
*Less than one percent.

(1) A person is considered to "beneficially own" the shares over which such person holds or shares voting power or investment power or over which such person can acquire such power within 60 days (for example, through the exercise of stock options or conversion of securities).

(2) Except as otherwise noted, each director and officer has sole voting and investment power with respect to the shares of common stock of the Corporation and Lynch.

(3) Includes 228,499 shares of Class A Common Stock and Common Stock, respectively, issuable upon the exercise of the A Warrant granted to BF in June 1994 (as adjusted for two 3-for-2 stock splits that occurred in December 1994 and December 1995, respectively, and the Stock Split). BF, an investment and management firm, is in affiliate of Richard J. Boyle and Ned N. Fleming, III, who each own 50% of the outstanding capital stock of BF. Messrs. Boyle and Fleming, together with former shareholders of BF, may be deemed to share voting and dispositive power over these shares of Common Stock and Class A Common Stock; however, Mr. Fleming and Mr. Boyle specifically disclaim beneficial ownership of such shares. See "Certain Transactions."

(4) Includes 10,000 shares issuable upon exercise of stock options granted pursuant to the Spinnaker Industries, Inc. Directors Stock Option Plan.

(5) Includes 5,000 shares issuable upon exercise of stock options granted pursuant to the Spinnaker Industries, Inc. Directors Stock Option Plan.

AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE UP TO 2,000,000 SHARES OF PREFERRED STOCK

         The Board of Directors unanimously adopted, and a majority of the stockholders acting by written consent have approved the Amendment, which provides for the authorization to issue up to 2,000,000 shares of preferred stock (the "Preferred Stock"). The text of the Amendment is attached hereto as Exhibit A and is incorporated herein by reference.

         The Board of Directors believes that the authorization of the Preferred Stock is in the best interest of the Company and its stockholders and believes that it is advisable to authorize such shares and have them available in connection with possible future transactions, such as financings, strategic alliances, corporate mergers, acquisitions, possible funding of new product programs or businesses and other uses not presently determinable and as may be deemed to be feasible and in the best interest of the Company. In addition, the Board of Directors believes that is desirable that the Company have the flexibility to issue shares of Preferred Stock without further stockholder action, except as otherwise provided by law.

         The Preferred Stock will have such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualification, limitations or restrictions thereof as are determined by the Board of Directors, except that the Board of Directors will be limited in issuing any shares or series of Preferred Stock so long as Lynch Corporation directly or indirectly owns more than 35% of the issued and outstanding shares of Common Stock or Class A Common Stock of the Corporation. In that event, any resolution providing for the issue of such Preferred Stock will first be subject to the approval of the Executive Committee of the Board of Directors of Lynch Corporation or a designee of such Committee prior to adoption of any such resolution by the Board of Directors of the Company. Furthermore, in the event the resolution finally adopted by the Board of Directors varies in any respect from the terms previously approved by Lynch Corporation, then the re-approval of the Executive Committee of the Board of Directors of Lynch Corporation or a designee would then be required before that resolution could be filed or become effective.

         It is not possible to determine the actual effect of the Preferred Stock on the rights of the stockholders of the Company until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on the payment of dividends to holders of the Common Stock or Class A Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting power if the Preferred Stock is convertible into Common Stock or Class A Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock or Class A Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

         The Board of Directors is required by Delaware law to make any determination to issue shares of Preferred Stock based upon its judgment as to the best interests of the stockholders and the Company. Although the Board of Directors has no present intention of doing so, it could issue shares of
Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board of Directors such action would be in the best interests of the stockholders and the Company, the issuance of shares of Preferred Stock could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company, for example, by the sale of Preferred Stock to purchasers favorable to the Board of Directors. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interests of the stockholders and the Company. Such issuance of Preferred Stock could also have the effect of diluting the earnings per share and book value per share of the Common Stock or Class A Common Stock.

         The Company recently announced an agreement to acquire the assets of the pressure sensitive division of S.D. Warren Company. One component of the financing for this transaction is contemplated to include the issuance of approximately $15 million of a new series of Preferred Stock, which would be issued to third parties. The terms of that new series of Preferred Stock have not been definitively agreed upon; however, through the use of "blank check" authorization available under the Preferred Stock, the Board (and the Lynch Corporation Executive Committee or its designee) will have the flexibility to determine the actual terms at the time that acquisition is completed. Financial and other information with respect to this transaction will be made publicly available in a Form 8-K filing following the completion of that transaction. There can be no assurance that any Preferred Stock will be issued in connection with the financing of this transaction. Except as just described, the Company has no present plans to issue any shares or series of Preferred Stock.

         Pursuant to the DGCL, the Company's stockholders are not entitled to dissenters' rights of appraisal with respect to the Amendment.



                                             By Order of the
                                             Board of Directors

                                             Richard J. Boyle
                                             Chairman of the Board

                                                                       EXHIBIT A


         "RESOLVED, that in order to effectuate such amendment, the first paragraph of Article Fourth of the Certificate of Incorporation of the Corporation be, and hereby is, amended to read as follows:

         FOURTH: The total number of shares that the Corporation is authorized to issue is twenty seven million (27,000,000), of which twenty five million (25,000,000) shall be Common Stock and two million (2,000,000) shall be Preferred Stock.

                                    * * * * *

             8.  DESIGNATION OF CLASSES, RELATIVE RIGHTS OF PREFERRED STOCK

The designation, relative rights, preferences and limitations of the shares of preferred stock are as follows:

                  The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with all distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is vested in the Board of Directors, such authority to be limited to the extent that for so long as the Lynch Corporation directly or indirectly owns more than 35% of the issued and outstanding shares of Common Stock or Class A Common Stock of the Corporation, any resolution or resolutions providing for the issue of such Preferred Stock will first be subject to the approval of the Executive Committee of the Board of Directors of Lynch Corporation or a designee of such Committee prior to adoption of any such resolution or resolutions by the Board of Directors of the Corporation. Furthermore, in the event any such resolution or resolutions finally adopted by the Board of Directors of the Corporation varies in any respect from the terms previously approved by the designee of Lynch Corporation, then the re-approval by the Executive Committee of the Board of Directors of Lynch Corporation or its designee would then be required before such resolution or resolutions would become effective.

                  Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to , the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and
(h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized an unissued shares of Preferred Stock of the same series and may be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors (in accordance with the approval procedures set forth above) or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock (in accordance with the approval procedures set forth above).

                  Subject to the provisions of any applicable law or of the By-laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of shares of preferred stock, the holders of outstanding shares of Common Stock and Class A Common Stock shall exclusively possess voting power for the election of directors and for all other purposes. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock or Class A Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

                  Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.